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                                EXHIBIT (1)(a)
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                                  RESOLUTION

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                                 CERTIFICATION
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I, Craig D. Vermie, being the duly constituted Secretary of PFL Life Insurance
Company, an Iowa corporation with its principal place of business located at 4333 Edgewood Road N.E., Cedar Rapids, Iowa, hereby certify that the following is a true and correct copy of a resolution adopted by the Board of Directors of said corporation by written consent dated as of February 20, 1997, and that said resolution is still in full force and effect:

     RESOLVED, that the officers of the Company be and they hereby are authorized to establish the " PFL Life Variable Annuity Account C," a separate account for the purpose of selling approved variable insurance contracts;

     BE IT FURTHER RESOLVED, that the officers of this company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any statement and amendments thereto with the Securities and Exchange Commission, execution of any and all required underwriting agreements, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all other documents that may be required by any Federal, state or local regulatory agency in order to operate the separate account.

     Dated at Cedar Rapids, Iowa, this 26th day of February, 1997.



     (SEAL)

                                     By:  /s/ Craig D. Vermie
                                          -------------------
                                          Craig D. Vermie